Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this registration statement on Form S-1 of Ardent Health Partners, LLC of our report dated March 17, 2017 relating to the financial statements of LHP Hospital Group, Inc., which appears in this registration statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

December 4, 2018